Table of Contents

EXHIBIT 4(b)(12)

FIRST AMENDMENT TO THE AGREEMENT SIGNED ON JUNE 27, 2007 BETWEEN COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO AND GALEAZZI & ASSOCIADOS LTDA.

By this agreement and best form of law, the Parties:

I) COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, having its main registered Office at Avenida Brigadeiro Luis Antonio, no. 3172, in the Municipality of São Paulo, State of São Paulo, registered in Corporate Taxpayer Registry of the Ministry of Finance CNPJ/MF under no. 47.508.411/0001-56, herein represented according to its Articles of Incorporation, hereinafter referred to as "CLIENT' or "PÃO DE AÇÚCAR GROUP"; and

II) GALEAZZI & ASSOCIADOS CONSULTORIA E SERVIÇOS DE GESTÃO EMPRESARIAL LTDA., having its main registered office at Alameda Rio Neqro, 911, 6° andar, conjunto 615, Alphavile, Municipality of Barueri, State of São Paulo, registered in the Corporate Taxpayer Registry of the Ministry of Finance CNPJ/MF under no. 04.161.313/0001 -82, herein represented by Mr. Cláudio Eugenio Stlller Galeazzi, Brazilian, married, businessman, holder of Identity Card RG no. 2.312.869 -SSP/SP, registered in Individual Taxpayer’s Registry CPF/MF under no. 381.876.128 -00, resident and domiciled at Rua Otelo Zeloni, no. 100, Granja Vianna, Carapicuíba, São Paulo, hereinafter referred to merely as "CONSULTANT".

(CLIENT AND CONSULTANT shall be hereinafter referred to collectively as “PARTIES”, and individually as "PARTY')

AGREE to amend the Service Proposal signed on June 27, 2007 (“AGREEMENT”) according to the following terms and conditions:

SECTION ONE – EXPANSION OF THE SCOPE OF THIS AGREEMENT

1.1. The PARTIES hereby decide to expand the scope of this AGREEMENT that until this date was restricted to the provision of business advice by the CONSULTANT to the CLIENT’s stores established in Rio de Janeiro and operating under Sendas brand and the corporate name of Sendas Distribuidora S/A, to include the whole Pão de Açúcar Group.

1.2. The object of this AGREEMENT related to the provision of advising services to Sendas Distribuidora SIA shall remain unchanged.

1.3. With respect to PÃO DE AÇÚCAR GROUP, the CONSULTANT shall provide consulting and business advising services in all its operation territory, including the operational and administrative management of all companies in which PÃO DE AÇÚCAR GROUP have a corporate interest that would give it the right to manage or participate in the management of any such companies, or which are part of its economic group existing or which shall come to exist during the term of this Agreement.

SECTION TWO – TERM OF AGREEMENT

2.1. With respect to business advising services provided by the CONSULTANT to Sendas Distribuidora S/A, the PARTIES hereby ratify their term to expire on September 30, 2008, at the end of Phase III, as provided in page 3 of the AGREEMENT.

2.2. With respect to business advising services provided by the CONSULTANT to the whole PÃO DE AÇÚCAR GROUP, the PARTIES hereby agree that such services shall be effective until December 31, 2008, when the AGREEMENT shall expire automatically.

SECTION THREE - FEES

3.1. The PARTIES hereby agree to modify the CONSULTANT’s fees that shall be calculated as follows:

a) Business advising services to Sendas Distribuidora S/A (fixed fees):

In addition to the variable fees specified in item 'c' below, it is hereby agreed that the CLIENT shall pay to the CONSULTANT a fixed monthly fees of two hundred and fifty thousand Reais (R$250,000) in the period between January and September 2008, on the last day of each month.

b) Business advising services to Pão de Açúcar Group (fixed fees):

In addition to the fixed fees specified in item 'a’ above and the variable fees specified in item 'c' below, it is hereby agreed that the CLIENT shall pay to the CONSULTANT a fixed monthly fees of two hundred and fifty thousand Reais (R$250,000) in the period between January and September 2008, on the last day of each month.

c) Business advising services to Sendas Distribuidora S/A (variable fees – ad exitum);

• Fees measured according to improvements in Sendas Distribuidora S/A results (as measured by Profit before IT - EBT – based on the Group’s Unaudited Internal Managerial Statement of Accounts, hereinafter referred to, for all purposes of this Agreement, merely as "DLP"), in the following intervals:

  c.1. – First Evaluation Period: at the end of Phase II (April 2008) results will be evaluated in terms of Profits/Losses before IT (EBT), and the respective variable fee will be calculated on the positive variation (if any), which will be paid to the CONSULTANT as advanced variable fee according to the following table:
Loss before IT – Base period of 10/01/2007 to 03/31/2008 (R$)	Profit/Loss before IT obtained in the period of 10/01/2007 to 03/31/2008 (R$)	Fee Percentage (%)	Amount of advanced payment (R$)
(26,090.73)	A) between [•][1] and [•]	[•]	[•] x (Loss A minus (26,090.73))
(26,090.73)	B) between [•] and [•]	[•]	[•] x (Loss B minus (26,090.73))
(26,090.73)	C) between [•] and [•]	[•]	[•] x (Loss C minus (26,090.73))
(26,090.73)	D) between [•] and [•]	[•]	[•] x (Loss D minus (26,090.73))
(26,090.73)	E) Positive result before IT (Profit)	[•]	[•] x 26,090.73 + 20 x Profit E

9 c.2. – Second Evaluation Period: at the end of Phase III (October 2009), 1-year management of Sendas Distribuidora will be evaluated in terms of Profit/Loss before Income IT (EBT) and the variable fee will be calculated on the positive variation (if any) and paid to the CONSULTANT, deducted of amounts advanced in April 2008 (previous item) according to the following table:

_____________________
1 Text marked as [•] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Profit/Loss before IT – Base period of 10/01/2007 to 09/30/2008 (R$)	Profit before IT obtained in the period of 10/01/2007 to 09/30/2008 (R$)	Fee Percentage (%)	Final Amount of Fees before the deduction of advanced payment (R$)
(75,000.0)	A) between [•] and [•]	[•]	[•] x (Loss A minus (75,000.0))
(75,000.0)	B) between [•] and [•]	[•]	[•] x (Loss B minus (75,000.0))
(75,000.0)	C) between [•] and [•]	[•]	[•] x (Loss C minus (75,000.0))
(75,000.0)	D) between [•] and [•]	[•]	[•] x (Loss D minus (75,000.0))
(75,000.0)	E) Positive resultbefore IT (Profit)	[•]	[•] x 75,000.0 + 20 x Profit E

• In addition to the fees specified above, the CONSULTANT shall be entitled to receive [•] ([•]) on gains from operational tax plans implemented in Sendas Distribuidora S/A as recommended by the CONSULTANT, taking into account the acceptance of the tax planning by external audit and its accounting use and Tax Authorities’ homologation.

• Fees shall be net of expenses, the reimbursement of which is described in Annex I and limited to the maximum of fifty thousand Reais (R$50,000) per month

d) Under no circumstances, amounts due by the CLIENT to the CONSULTANT under item 'c' of section 3.1 above in the first and second evaluation periods (c1 + c2) shall exceed [•] reais (R$ [•]). This limit shall be corrected on an annual basis as from this date, by IPC-FIPE variation.

e) The variable fees (c1 + c2) shall be paid according to criteria and conditions established in item "c' of section 3.1 above, in not more than thirty (30) days after the internal availability of DLP related to the calculation date.

3.2. Taxes and contributions due or eventually due on amounts paid as a direct or indirect result of this Agreement or its performance shall be borne by the relevant debtor, as defined in the law that instituted and/or regulates such taxes and contributions. The CLIENT shall withhold and pay the taxes and contributions for which it is or shall come to be made responsible under the current law, provided that in such cases the financial burden shall be borne by the respective taxpayer.

3.3. In case of termination of this Agreement by common agreement between the Parties or by the CLIENT without cause, due to acts committed by the CONSULTANT, the CLIENT shall pay the CONSULTANT on the date of termination all fixed and variable professionals fees (ad exitum) pro-rata due from the date of this Agreement to the date of termination.

3.4. In case of termination by the CONSULTANT or for cause due to acts committed by the CONSULTANT, the CLIENT shall pay on the date of termination the fixed professional pro-rata fees due in the period between the date of this Agreement and the date of termination, without prejudice to any amounts claimed by the CLIENT as liquidated damages.

SECTION FOUR – INCLUSION OF NEW SECTION IN THE AGREEMENT

4.1. The PARTIES hereby agree to include in the AGREEMENT the following terms:

a) The CONSULTANT hereby represents and warrants that, in the performance of its activities, it shall be given full and unrestricted access to confidential information of PÃO DE AÇÚCAR GROUP and companies comprising its economic group. Therefore, the CONSULTANT, its employees, partners and service providers shall not disclose to any third parties, individuals or legal entities, or use directly or indirectly in its own or third party's benefit any written or oral information received under this Agreement, either documents, memoranda, notes, surveys, technical developments, past and present business matters and future projects of PÃO DE AÇÚCAR GROUPS or the companies that are part of its economic group, as well as its commercial partners, to which they may have access during the performance of this Agreement, including, without limitation, plans, product specification, know-how, financial and statistical data, software, technical studies, contract terms, market surveys, personal records, lists of contacts, estimated sales or any other information, confidential or not, that the CONSULTANT shall receive or know in connection with its duties and the performance of its activities in PÃO DE AÇÚCAR GROUP. This section shall survive the termination or expiry of this Agreement for a period of fifteen (15) months.

b) The CONSULTANT shall, upon written request, return all documents, data or information owned by PÃO DE AÇÚCAR GROUP or provided by it at the end of this Agreement. The CONSULTANT shall not, at any time, remove or retain for purposes other than the performance of its duties and manage the CLIENT’s operations, any records or unpublished financial statements, accounting books, documents, reports, letters, papers, drawings, files, notes, memoranda, projects, proposals, symbols, devices, software, disk or any other means of information storage, or copies of any of items referred to above.

c) If, at any time, the CONSULTANT shall be required to disclose confidential information of PÃO DE AÇÚCAR GROUP to any relevant authority, it shall promptly notify PÃO DE AÇÚCAR GROUP in writing, in time sufficient to allow PÃO DE AÇÚCAR GROUP to take eventual measures or obtain appropriate remedies. The CONSULTANT shall disclose only the information legally required and shall make its best efforts to obtain a confidential treatment for all confidential information so disclosed.

d) It is hereby established that, for the purposes of the previous items, the following shall not be considered confidential information: information that becomes public after it is made available to the CONSULTANT for any reason other than its failure to perform its confidentiality obligations under this Agreement, or information provided to the CONSULTANT by third parties that, after good faith considerations and analyses, and according to normal market criteria, shall not be considered subject to a confidentiality obligation to the CLIENT.

e) If new copyright or intellectual property rights shall arise from the services provided under this Agreement by the SERVICE PROVIDED or its technical team, alone or jointly with employees of PÃO DE AÇÚCAR GROUP, the PARTIES hereby agree that such rights shall be the exclusive property of PÃO DE AÇÚCAR GROUP, according to article 49 of Law no. 9610/98. Such rights are hereby assigned and transferred to PÃO DE AÇÚCAR GROUP in a total, general, irrevocable, irreversible, exclusive and definitive manner.

f) The universal assignment agreed to above includes its use on Brazil and abroad, storage or reproduction at any time, in whole or in part, in its original or modified form, disclosure, publication, display or reproduction in any mass or targeted media, through any material support existing or eventually created at any time, as deemed appropriate by PÃO DE AÇÚCAR GROUP.

4.2. Any delay in the payment of any amount of professional fees due to the CONSULTANT shall be subject to monetary correction by IPC-FIPE variation, monthly delay interest equivalent to Selic variation, from the due date and the effective payment date of any overdue amount, as well as liquidated damages of thirty-three hundredth per cent (0.33%) per day of delay limited to ten per cent (10%) of the properly corrected overdue amount.

4.3. Neither Party may, directly or indirectly, hire personnel of the other Party during the term of this Agreement or after two (2) years after its termination, without the prior written consent of the Party for which the relevant person has worked.

4.4. This Agreement, signed by two witnesses, constituted an extrajudicial instrument for all purposes and effects of article 585, item II, of the Brazilian Civil Process Code.

4.5. This agreement may be terminated at any time by either Party upon at least 15-day written prior notice, if the other Party shall fail to perform any obligation, term of provision under this Agreement and its eventual amendments, and that failure is not remedied within ten (10) days after the specific notification from the other Party.

SECTION FIVE – RATIFICATION OF AGREEMENT PROVISIONS

5.1. All terms and conditions of the Agreement that were not expressly modified by this amendment are hereby ratified and confirmed, and remain in full force and effect for all legal purposes.

São Paulo, December 10, 2007

By:

	COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By:

	GALEAZZI & ASSOCIADOS CONSULTORIA E SERVIÇOS DE GESTÃO EMPRESARIAL LTDA

Witnesses:

1.		2.

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